Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee
Class A Units consisting of:
(i) Shares of Common Stock, Nil par value	$11,787,500.00	$1,093.00
(ii) Warrants to purchase common stock(4)	-	-
Class B Units consisting of:
(i) Pre-funded warrants to purchase common stock(7)	-	-
(ii) Warrants to purchase common stock(4)	-	-
Representative Warrants to purchase Common Stock(4)(5)	-	-
Shares of Common Stock issuable upon exercise of the Warrants(5)	$11,787,500.00	$1,093.00
Shares of Common Stock issuable upon exercise of the pre-funded warrants(7)	-	-
Shares of Common Stock issuable upon exercise of Representative Warrants(5)(6)	$1,031,406.00	$96.00
TOTAL REGISTRATION FEE	$24,606,406.00	$2,282.00	(8)

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (“Securities Act”).
(3)	Includes the price of additional securities that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s common stock underlying the Warrants and the Representative Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(5)

We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to seven percent (7.0%) of the shares of common stock and/or pre-funded warrants to be issued and sold in this offering (including shares of common stock sold to cover over-allotments, if any). The warrants are exercisable for a price per share equal to 125% of the public offering price.

(6)	Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(i) and Staff Compliance and Disclosure Interpretation 240.06.
(7)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, pre-funded warrants and warrants constituting the Class A Units and Class B Units is $11,787,500, including the underwriters’ option to purchase additional securities.
(8)	$2,282.00 of this amount has been previously paid